Exhibit 99.1

Media Contact:

Joshua Gershman

Dolby Laboratories

415-645-5611

joshua.gershman@dolby.com

Dolby Secures New Headquarters in San Francisco’s Mid-Market Neighborhood

San Francisco, June 26, 2012—Dolby Laboratories, Inc. (NYSE: DLB) today announced plans to purchase 1275 Market Street in the city’s mid-Market neighborhood from DivcoWest®. Dolby will fully occupy the 354,000-square-foot building in one of the most thriving business communities in the world.

“Dolby technologies bring richness, realism, and immersion to entertainment in the cinema, at home, and on mobile devices,” said Kevin Yeaman, President and Chief Executive Officer, Dolby Laboratories. “This investment will support the company’s current needs and future growth by fostering a collaborative environment that will continue to attract and retain the best employees.”

“Dolby Laboratories has been a longtime member of the San Francisco business and technology community since establishing its headquarters in San Francisco in 1976. We are excited about Dolby Laboratories’ continuing and growing presence in the city and its contribution to revitalizing the mid-Market area,” said Ray Dolby, Founder and Director Emeritus.

In recent weeks, Dolby has introduced Dolby® Atmos™, a new state-of-the-art audio platform that delivers an immersive, realistic cinema experience; announced a deal with Microsoft® for distribution of Dolby technology in Windows®8; and unveiled the new Dolby TheatreSM in Hollywood.

“San Francisco-based Dolby is an important employer and business leader here in the ‘Innovation Capital of the World,’ and we appreciate the company’s continued commitment to job creation in our City,” said San Francisco Mayor Ed Lee. “Companies like Dolby are transforming the Central Market neighborhood into a vibrant hub for entertainment, culture, and innovation and are proving that our economic strategy for companies to start here, grow here, and stay here is working.”

About Dolby Laboratories

Dolby Laboratories (NYSE:DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound, Dolby creates innovations that enrich entertainment at the movies, at home, or on the go. For more information about Dolby Laboratories or Dolby technologies, visit www.dolby.com.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. Dolby Theatre is a trademark of Dolby Laboratories. All other trademarks remain the property of their respective owners.